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                                                                    Exhibit 99.2

For Immediate Release                   For Further Information Contact:
Wednesday, June 28, 2000                Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101

                        VINTAGE PETROLEUM AND ENRON SIGN
                       SUPPLY AGREEMENT FOR BOLIVIAN GAS


     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced today its subsidiary, Vintage Petroleum Boliviana Ltd., has signed a short-term and a long-term contract to supply gas to affiliates of Enron South America. Under the terms of the short-term contract Enron may purchase up to 14.5 MMcf of gas per day for a period of six months, or a total of 2.6 Bcf, for Enron's Cuiaba integrated energy project in Brazil with sales expected to begin in early 2001. Under the terms of the long-term contract Enron may purchase up to 15.4 MMcf of gas per day, or a total of 67 Bcf, contingent upon Enron's development of projects and marketing opportunities in the emerging gas markets in the Southern Cone. The contracts are subject to customary import and export approvals.

     "Since entering Bolivia in 1996, Vintage has rapidly grown proved reserves and productive capacity to year-end 1999 levels of 563 Bcf equivalent and 50 MMcf equivalent per day in anticipation of developing markets in the region. This agreement is an important step which demonstrates our focus on participating in the expanding market," said S. Craig George, CEO. "As we advance our strategy to increase production in South America, affiliations such as this and cooperation by the Bolivian Government to maintain market flexibility will keep us on the leading edge of new developments in the Southern Cone supply chain," added Mr. George.

                                     -More-
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Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address future production, the estimated impact of gas supply contracts and the development of future gas markets and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, the development of future gas markets, termination of gas supply contracts, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.